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                                                                   Exhibit 10.11

                              EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is entered into between National-Oilwell, L.P. having offices at 10000 Richmond Avenue, Houston, Texas 77042 ("Employer"), an indirect subsidiary of National Oilwell, Inc. ("NOW"), and. Honor Guiney, an individual currently residing at 896 North Faver Drive, Castle Rock, Colorado 80104 ("Employee"), to be effective as of April 19, 1999.

        WHEREAS, Employee has been a consultant with Employer as the person in charge of Employer's Information Technologies Group since on or about September 1, 1998; and

        WHEREAS, Employer is desirous of continuing to utilize the services of Employee as an employee rather than a consultant, pursuant to the terms and conditions and for the consideration set forth in this Agreement and of terminating any prior existing agreement or arrangement; and

        WHEREAS, Employee is desirous of working in the employ of Employer pursuant to such terms and conditions and for such consideration set forth in this Agreement and of terminating any prior existing agreement or arrangement.

        NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer, NOW and Employee agree as follows:

1.      EMPLOYMENT AND DUTIES:

        1.1. Both Employer and Employee agree that the Employee shall be employed by Employer, beginning April 19, 1999, and continuing throughout the Term (as defined below) of this Agreement, subject to the terms and conditions of this Agreement.

        Notwithstanding anything else contained herein to the contrary, Employee shall have the option, with Employer's consent, to work on a part time basis from the commencement of this Agreement until August 1, 1999, after which date Employee must work full time pursuant to the terms of this Agreement. In the event Employee elects to work on a part time basis, Employer may allocate Employee's salary accordingly.

        1.2. Employee shall serve as Chief Information Officer of NOW, Employer and their affiliates and subsidiaries. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as determined by Employer or NOW, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer or NOW. Employee shall at all times comply with and be subject to such policies and procedures as Employer or NOW may establish from



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time to time, including without limitation, the Statement of Policy on Business
Ethics, Statement of Policy Regarding Conflict of Interest, Antitrust Laws, Statement of Policy on Insider Trading and Statement of Policy Regarding Improper Business Payment.

        1.3. Employee shall, subject to the location and travel provisions of
Section 2.3, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is not in the best interests of Employer, NOW, or any of their subsidiaries or affiliates, or requires any significant portion of Employee's business time.

        1.4. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer, NOW, or any of their subsidiaries or affiliates and to do no act which would injure the business, interests, or reputation of Employer, NOW, or any of their subsidiaries or affiliates. In keeping with these duties, Employee shall make full disclosure to Employer and to NOW of all business opportunities pertaining to Employer's business and shall not appropriate for Employee's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

2.      COMPENSATION AND BENEFITS:

        2.1. Employee's initial base salary under this Agreement shall be Two Hundred Eight Thousand Dollars ($208,000.00) per annum and shall be paid in biweekly installments in accordance with Employer's standard payroll practice. Employee's base salary may be increased from time to time at the sole discretion of Employer and, after any such change, Employee's new level of base salary shall be Employee's base salary for purposes of this Agreement until the effective date of any subsequent change.

        2.2. NOW and Employee shall enter into a separate written stock option agreement pursuant to which Employee shall be granted options to purchase shares of common stock of NOW subject to the terms and conditions of the Non-Statutory Option Agreement between Honor Guiney and National Oilwell, Inc. dated April 19, 1999 (the "TARSAP"). The number of shares and terms of the restrictions placed upon exercising the options shall be as specified in the TARSAP. Employee acknowledges that her base salary, the TARSAP and her right to purchase Twenty Thousand (20,000) shares of NOW stock at an exercise price of $8.625 as provided in Employee's stock option agreement with NOW dated September 1, 1998, and her right to purchase Thirty Five Thousand (35,000) shares of NOW stock at an exercise price of $10.125, as provided in Employee's stock option agreement with NOW dated February 9, 1999, ("collectively these two option grants being referred to herein as the Option Plan") constitutes sufficiently high remuneration that she shall not be entitled to


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participation in any other Employer provided bonus or incentive plans; however, she will be entitled to participate in any Employer stock option plans subject to the Board of Directors approval of her participation.

        2.3. Employer acknowledges that Employee resides in Castle Rock, Colorado and does not intend to relocate to Employer's principal place of business in Houston, Texas. Employer will therefore, for the Term of this Agreement, so long as Employee is a resident of Colorado, provide the following to Employee at Employer's expense:

1. weekly round-trip air transportation between Denver, Colorado and Houston, Texas,

2. ground transportation in Houston, Texas,

3. reasonable apartment accommodations in Houston, Texas,

4. reasonable furniture for an apartment in Houston, Texas,

5. Reasonable long distance telephone expenses,

6. One Hundred Fifteen Dollars ($115.00) per week for meals and other incidental expenses while away from Colorado.

It is understood that Employee may travel between Colorado and Texas, and therefore may only be at Employer's Houston, Texas location four (4) business days per week. All travel and travel related expenses shall be per Employer's standard travel policy.

        2.4. While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer's employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

        2.5. Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Unless specifically provided for in a written plan document adopted by the Board of Directors of NOW, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an



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unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer and its subsidiaries and affiliates.

        2.6. Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

        2.7. Employee shall be entitled to four (4) weeks paid vacation per year.

3. TERM OF THIS AGREEMENT, EFFECT OF EXPIRATION OF TERM, AND TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH TERMINATION:

        3.1. The term of this Agreement shall commence on April 19, 1999, and expire on March 31, 2001, and shall be automatically extended on a daily basis thereafter.

        3.2. Notwithstanding any other provisions of this Agreement, NOW and Employer shall have the right to terminate Employee's employment under this Agreement at any time for any of the following reasons:

        (i) For "cause" upon the determination by NOW's Chief Executive Officer that "cause" exists for the termination of the employment relationship. As used in this Section 3.2(i), the term "cause" shall mean (a) Employee has engaged in gross negligence, incompetence or willful misconduct in the performance of, or Employee's refusal to perform, the duties and services required of Employee pursuant to this Agreement; (b) Employee is charged with a crime involving moral turpitude; or (c) Employee's material breach of any material provision of this Agreement or corporate code or policy. It is expressly acknowledged and agreed that the final decision as to whether "cause" exists for termination of the employment relationship by Employer is delegated to NOW's Board of Directors for determination. Employee, if she so requests, after reasonable notice of the Chief Executive Officer's decision that cause exists, shall be entitled to be heard before the Board of Directors. If Employee disagrees with the decision reached by NOW's Board of Directors, the dispute will be limited to whether NOW's Board of Directors reached its decision in good faith;

        (ii) for any other reason whatsoever, including termination without cause, in the sole discretion of NOW's Chief Executive Officer or the Board of Directors;

        (iii) upon Employee's being offered employment by a successor to all or a portion of Employee's or NOW's business or assets with (a) comparable responsibilities, (b) the same or greater base salary,
               (c) comparable value for her participation in any stock option plans and (d) comparable severance benefits.


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        (iv)   upon Employee's death; or

        (v) upon Employee's becoming incapacitated by accident, sickness, or other circumstance which in the reasonable opinion of a qualified doctor approved by NOW's Board of Directors renders her mentally or physically incapable of performing the duties and services required of Employee, and which will continue, in the reasonable opinion of such doctor, for a period of not less than 180 days.

The termination of Employee's employment shall constitute a "Termination for Cause" if made pursuant to Section 3.2(i); the effect of such termination is specified in Section 3.4. The termination of Employee's employment shall constitute an "Involuntary Termination" if made pursuant to Section 3.2(ii); the effect of such termination is specified in Section 3.5. The termination of Employee's employment shall constitute a "Voluntary Termination" if made pursuant to Section 3.2(iii), provided that if Employee accepts the employment contemplated by Section 3.2(iii) such Voluntary Termination will not prevent the possible application of Section 3.3(ii) or (iii) if the successor employer terminates Employee's employment by virtue of an Involuntary Termination within one year after completion of the relevant transaction. The effect of such termination if a Voluntary Termination is specified in Section 3.4; the effect of such termination if an Involuntary Termination is specified in Section 3.5. The effect of the employment relationship being terminated pursuant to Section 3.2(iv) as a result of Employee's death is specified in Section 3.7. The effect of the employment relationship being terminated pursuant to Section 3.2(v) as a result of the Employee becoming incapacitated is specified in Section 3.8.

        3.3. Notwithstanding any other provisions of this Agreement, Employee shall have the right to terminate the employment relationship under this Agreement at any time for any of the following reasons:

        (i) a material breach by Employer or NOW of any material provision of this Agreement, including, without limitation, elimination of Employee's job and her not being offered employment by NOW, Employer or a successor to all or a portion of Employer's or NOW's business or assets, with (a) comparable responsibilities,
               (b) the same or greater base salary, (c) comparable value for her participation in any stock option plans and (d) comparable severance benefits any of which remains uncorrected for 30 days following written notice of such breach by Employee to NOW's Board of Directors;

        (ii) (x) NOW completes the sale of assets (which does not constitute all or substantially all of NOW's assets) having a gross sales price which exceeds 50% of the consolidated total capitalization of NOW and its subsidiaries (consolidated total stockholders' equity plus consolidated total long-term debt as determined in accordance with


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               generally accepted accounting principles) as at the end of the last full fiscal quarter prior to the date such sale is made, (y) the Chief Executive Officer of NOW shall have voted against any such sale as a director of NOW and (z) Employee's employment is terminated after such transaction by virtue of an Involuntary Termination within one year after the completion of such transaction;

        (iii) any corporation, person or group within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act"), other than Inverness Management LLC or First Reserve Corporation or their respective affiliates, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Act) of voting securities of NOW or the general partner of Employer representing more than thirty (30%) percent of the total votes eligible to be cast at any election of directors of NOW or the general partner of Employer and Employee's employment is terminated after such event by virtue of Involuntary Termination within one year after the occurrence of such event;

        (iv)   the dissolution of NOW; or

        (v) for any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee's employment by Employee shall constitute an "Involuntary Termination" if made pursuant to Section 3.3(i), 3.3(ii), 3.3(iii), or 3.3(iv); the effect of such termination is specified in Section 3.5. The termination of Employee's employment by Employee shall constitute a "Voluntary Termination" if made pursuant to Sections 3.3(v); the effect of such termination is specified in Section 3.4.

        3.4. Upon a "Voluntary Termination" of the employment relationship by Employee or a termination of the employment relationship for "Cause" by Employer or NOW, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any bonuses not yet paid at the date of such termination.

        3.5. Upon an Involuntary Termination of the employment relationship by either Employer or Employee pursuant to Sections 3.2(ii), 3.3(i), 3.3(ii) or 3.3(iii) and upon Voluntary Termination by Employee after March 31, 2001, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive payment equal to one calendar year base salary as specified in Section 2.1. In addition, Employer shall provide for up to one calendar year's benefits, which benefits shall be construed to be equal to the total value of all non-salary benefits received by Employee as an employee of
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Employer for one calendar year, including Employer provided or subsidized insurance, tax deferred savings, medical benefits. Employer shall pay one year's salary and benefits over a twelve-month period. Employee shall enter into a reasonable consulting or similar arrangement with Employer for the amount of time she is receiving payment under this Section. The Employer's obligation to pay COBRA benefits for Employee shall cease upon the earlier of one calendar year or Employee commencing to work for another employer where medical benefits are available. Employee's rights under this Section 3.5 are Employee's sole and exclusive rights against Employer, NOW, or their subsidiaries or affiliates, and Employer's, NOW's and their subsidiaries' and affiliates' sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship or Voluntary Termination of such relationship after March 31, 2001, provided however, Employee's rights and obligations with respect to Employee stock options are governed by the respective option agreements.

        3.6. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer based on Involuntary Termination or Voluntary Termination after March 31, 2001 for any monies other than those specified in
Section 3.5. If Employee breaches this covenant, Employer, NOW and their subsidiaries' and affiliates' shall be entitled to recover from Employee all sums expended by Employer, NOW and their subsidiaries and affiliates (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action. Employer, NOW and their subsidiaries and affiliates shall not be entitled to offset any of the amounts specified in the immediately preceding sentence against amounts otherwise owing by Employer, NOW and their subsidiaries and affiliates to Employee prior to a final determination under the terms of the arbitration provisions of this Agreement that Employee has breached the covenant contained in this Section 3.6.

        3.7. Upon termination of the employment relationship as a result of Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's pro rata salary through the date of such termination, but Employee's heirs, administrators, or legatees shall not be entitled to any individual bonuses not yet paid to Employee at the date of such termination, provided however, Employee's rights and obligations with respect to Employee stock options are governed by the respective option agreements

        3.8. Upon termination of the employment relationship as a result of Employee's incapacity, Employee shall be entitled to her pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses not yet paid to Employee at the date of such termination.

        3.9. In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be reduced and offset by any amounts to which Employee may otherwise be entitled under any and all severance plans or policies of Employer, NOW, or their
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subsidiaries or affiliates or any successor to all or a portion of the business or assets of NOW or Employer.

        3.10. Termination of the employment relationship shall not terminate those obligations imposed by this Agreement which are continuing in nature, including, without limitation, Employee's obligations of confidentiality, non-competition and Employee's continuing obligations with respect to business opportunities that had been entrusted to Employee by Employer during the employment relationship.

        3.11. This Agreement governs the rights and obligations of Employer and Employee with respect to Employee's salary and other perquisites of employment. Except as otherwise provided in this Agreement, Employee's rights and obligations with respect to Employee stock options are governed by the respective option agreements.

4.      UNITED STATES FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS:

        4.1. Employee shall at all times comply with United States laws applicable to Employee's actions on behalf of NOW, Employer and their subsidiaries and affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78
(FCPA), as the FCPA may hereafter be amended, and/or its successor statutes. If Employee pleads guilty to or nolo contendre or admits civil or criminal liability under applicable United States law, or if a court finds that Employee has personal civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee committed an action resulting in any NOW entity having civil or criminal liability or responsibility under applicable United States law, such action or finding shall constitute "cause" for termination under this Agreement unless NOW's Board of Directors determines that the actions found to be in violation of the FCPA or other applicable United States law were taken in good faith and in compliance with all applicable policies of Employer and NOW. Moreover, to the extent that any NOW entity is found or held responsible for any civil or criminal fines or sanctions of any type under the FCPA or other applicable United States law or suffers other damages as a result of Employee's actions, Employee shall be responsible for, and shall reimburse and pay to such NOW entity an amount of money equal to, such civil or criminal fines, sanctions or damages. The rights afforded NOW entities under this provision are in addition to any and all rights and remedies otherwise afforded by the law.

5.      OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS:

        5.1. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to
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NOW's, Employer's or any of their subsidiaries' or affiliates' businesses, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to NOW and Employer and are and shall be the sole and exclusive property of NOW and Employer. Upon termination of Employee's employment, for any reason, Employee promptly shall deliver the same, and all copies thereof, to NOW and Employer.

        5.2. Employee will not, at any time during or after her employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer, NOW, or their subsidiaries or affiliates, or make any use thereof, except in the carrying out of her employment responsibilities hereunder. NOW and its subsidiaries and affiliates shall be third party beneficiaries of Employee's obligations under this Section. As a result of Employee's employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint ventures, and the like, of Employer, NOW, and their subsidiaries and affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer's, NOW's or any of their subsidiaries' or affiliates' confidential business information and trade secrets.

        5.3. If, during Employee's employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer's, NOW's or any of their subsidiaries' or affiliates' businesses, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer's, NOW's or any of their subsidiaries' or affiliates' premises or otherwise), Employer and NOW shall be deemed the author of such work if the work is prepared by Employee in the scope of her employment; or, if the work is not prepared by Employee within the scope of her employment but is specially ordered by Employer, NOW, or any of their subsidiaries or affiliates as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer, NOW, or any of their subsidiaries or affiliates shall be the author of the work. If such work is neither prepared by Employee within the scope of her employment nor a work specially ordered that is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does
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assign, to Employer and NOW all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.

        5.4. Both during the period of Employee's employment by Employer and thereafter, Employee shall assist Employer, NOW, or any of their subsidiaries or affiliates and their nominees, at any time, in the protection of Employer's, NOW's or any of their subsidiaries' or affiliates' worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer, NOW, or any of their subsidiaries or affiliates or their nominees and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

6.      POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS:

        6.1. As part of the consideration for the compensation and benefits to be paid to Employee hereunder, and as an additional incentive for Employer and NOW to enter into this Agreement, Employer, NOW and Employee agree to the non-competition provisions of this Article 6. Employee agrees that during the period of Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer, NOW or any of their subsidiaries or affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

        (i) engage in any business competitive with any line of business conducted by Employer, NOW, or any of their subsidiaries or affiliates;

        (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with any line of business conducted by Employer, NOW, or any of their subsidiaries or affiliates;

        (iii) induce any employee of Employer or NOW, or any of their subsidiaries or affiliates to terminate his or her employment with Employer, NOW, or any of their subsidiaries or affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Employer, NOW or any of their subsidiaries or affiliates.

These non-competition obligations shall apply during Employee's employment and for a period of one year after Termination for Cause or Voluntary Termination by Employee prior to March 31, 2001. After termination of employment as provided herein these non-competition obligations shall apply only to businesses having annual revenues in excess of $20 million competitive with any line of business conducted by Employer, NOW, or any of their subsidiaries having annual revenues in excess of $20 million for the last fiscal year prior to the time of termination. If Employer, NOW, or any of their subsidiaries or affiliates abandons a particular aspect of its business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this post-employment non-competition covenant shall not apply to such former aspect of that business.

        6.2. Employee understands that the foregoing restrictions may limit her ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits (e.g., the right to receive compensation under Section 3.6) under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Employer, NOW, or any of their subsidiaries or affiliates shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer, NOW, or any of their subsidiaries or affiliates, including, without limitation, the recovery of damages from Employee and her agents involved in such breach.

        6.3. It is expressly understood and agreed that Employer, NOW and Employee consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Employer, NOW and their subsidiaries and affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

7.      MISCELLANEOUS:

        7.1. For purposes of this Agreement the terms "affiliates" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with NOW or Employer.

        7.2. Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Employer, NOW, or any of their respective subsidiaries' or affiliates' directors, officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Employer, NOW, or any of their respective subsidiaries' or affiliates' business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Employer, NOW, or any of their respective subsidiaries' or affiliates' directors, officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Employer, NOW, or any of their respective subsidiaries' or affiliates' officers, employees, agents, or representatives; or that place Employer, NOW, or any of their respective subsidiaries' or affiliates' or its officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness Employer, NOW, or any of their respective subsidiaries' or affiliates' or its officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined.

        7.3. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to Employer or NOW, to:

                National Oilwell, Inc.
                P.O. Box 4888
                Houston, Texas  77210-4888
                Attn: President and Chief Executive Officer

        with a copy to:

                General Counsel

        If to Employee, to the address shown on the first page hereof.


Either Employer, NOW or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

        7.4. This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

        7.5. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        7.6. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

        7.7. Any and all claims, demands, cause of action, disputes, controversies and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement, involving NOW, Employer, their respective subsidiaries and affiliates and Employee (all of which are referred to herein as "Claims"), even though some or all of such Claims allegedly are extra-contractual in nature, whether such Claims sound in contract, tort or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, including equitable relief and specific performance, shall be resolved and decided by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Commercial Arbitration Rules then in effect with the American Arbitration Association. In the arbitration proceeding the Employee shall select one arbitrator, the Employer shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator. Should one party fail to select an arbitrator within five days after notice of the appointment of an arbitrator by the other party or should the two arbitrators selected by the Employee and the Employer fail to select an arbitrator within ten days after the date of the appointment of the last of such two arbitrators, any person sitting as a Judge of the United States District Court of the Southern District of Texas, Houston Division, upon application of the Employee or the Employer, shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the immediately preceding sentence of this Section 7.7. The decision of a majority of the arbitrators shall be binding on the Employee, the Employer and NOW and their respective subsidiaries and affiliates. The arbitration proceeding shall be conducted in Houston, Texas. Judgment upon any award rendered in any such arbitration proceeding may be entered by any federal or state court having jurisdiction. This agreement to arbitrate shall be enforceable in either federal or state court. The enforcement of this agreement to arbitrate and all procedural aspects of this Agreement to arbitrate, including but not limited to, the construction and interpretation of this agreement to arbitrate, the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act.

In deciding the substance of any such Claim, the Arbitrators shall apply the substantive laws of the State of Texas; provided, however, that the Arbitrators shall have no authority to award treble, exemplary or punitive type damages under any circumstances regardless of whether such damages may be available under Texas law, the parties hereby waiving their right, if any, to recover treble, exemplary or punitive type damages in connection with any such Claims.

        7.8. This Agreement shall be binding upon and inure to the benefit of Employer, NOW, their subsidiaries and affiliates and any other person, association, or entity which may hereafter acquire or succeed to all or a portion of the business or assets of NOW or Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, by Employee without the prior written consent of NOW and Employer.

        7.9. Except as provided in (1) written company policies promulgated by Employer or NOW dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, consulting fees, commissions and other payments, compliance with law, investments and outside business interests as officers and employees, reporting responsibilities, administrative compliance, and the like, (2) the written benefits, plans, and programs referenced in Sections 2.2, 2.3 and 2.4, or (3) any signed written agreements contemporaneously or hereafter executed by Employer, NOW and Employee, this Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matters and replaces and merges previous agreements and discussions pertaining to the employment relationship between Employer and Employee. Specifically, but not by way of limitation, any other employment agreement or arrangement in existence as of the date hereof between Employer and Employee is hereby canceled and Employee hereby irrevocably waives and renounces all of Employee's rights and claims under any such agreement or arrangement.


IN WITNESS WHEREOF, Employer, NOW and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.


National-Oilwell, Inc.                             National-Oilwell L.P.
                                                   by it general partner
                                                   NOW Oilfield Services, Inc.


By:   /s/ Jerry Gauche                             By:     /s/ Jerry Gauche
    Jerry Gauche                                          Jerry Gauche



                                                     /s/ Honor Guiney
                                                      Honor Guiney